Exhibit 5.2
October 11, 2007
Maxcom Telecomunicaciones, S.A. de C.V.
C. Guillermo González Camarena, No. 2000, PH
Col. Centro de Ciudad Santa Fe
México, D.F., C.P. 05200
México
Ladies and Gentlemen:
     We have acted as Mexican counsel for Maxcom Telecomunicaciones, S.A. de C.V. (the “Company”), Maxcom Servicios Administrativos, S.A. de C.V., Outsourcing Operadora de Personal, S.A. de C.V., TECBTC Estrategias de Promoción, S.A. de C.V. (formerly “Técnicos Especializados en Telecomunicaciones, S.A. de C.V.”), Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., each a variable capital corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”), (each a “Mexican Guarantor”) and Maxcom USA, Inc., a Delaware corporation (the “Non-Mexican Guarantor” and, collectively with the Mexican Guarantors, the “Guarantors”). This opinion letter is being delivered in connection with the registration by the Company of $200,000,000 in aggregate principal amount of the Company’s 11% Senior Notes due 2014, Series B (the “Exchange Notes”) and the registration by the Guarantors of the guarantees of the Exchange Notes (the “Exchange Guarantees”) pursuant to a Registration Statement on Form F-4, originally filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2007 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).
     The Exchange Notes and the Exchange Guarantees are to be issued pursuant to an Indenture, dated as of December 20, 2006 (the “Indenture”), between the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 5, 2007, between the Company, the Guarantors and the Trustee (the “Supplemental Indenture”). The Exchange Notes and the Exchange Guarantees are to be issued in exchange for and in replacement of the Company’s outstanding 11% Senior Notes due 2014 (the “Existing Notes”) and the guarantees thereof (the “Existing Guarantees”), of which $200,000,000 in aggregate principal amount are subject to the exchange offer pursuant to the Registration Statement. Each of the Indenture, the Supplemental Indenture, the Exchange Notes and the Exchange Guarantees are referred to herein as the “Transaction Documents.”
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. All capitalized terms used herein that are defined in or by reference in the Registration Statement have the meaning assigned to such terms therein, or by reference therein, unless otherwise defined herein.

Maxcom Telecomunicaciones, S.A. de C.V.
     For the purpose of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate. In all such examinations, we have assumed (i) the compliance with any authorization, registration or exemption from registration or qualification with the securities authority or self-regulatory body of any jurisdiction (other than Mexico) as a condition to the execution, delivery and performance of such instruments, or the consummation of the transactions contemplated thereunder or any notice to be given after the date hereof, (ii) the genuineness of all signature on original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, and (iii) that each of such instruments has been duly authorized, executed and delivered by each party thereto, other than the Company.
     As to any facts material to the opinions expressed herein, which we have not independently ascertained, established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     The opinions set forth below relate only to the laws of Mexico as in force as of the date hereof. Insofar as the opinions expressed below relate to matters that are governed by laws other than the laws of Mexico, I have, with your permission but without having made any independent investigation, relied on the opinion of Kirkland & Ellis LLP, special legal counsel to the Company, and I have assumed that such opinion is in compliance and does not conflict with any law or regulation of the applicable United States laws.
     In view of the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth therein, below are our opinions pursuant to the laws of Mexico:
1.	The Company has been duly incorporated and is validly existing as a limited liability corporation with variable capital (sociedad anonima de capital variable) under the laws of Mexico.
2.	Each of the Mexican Guarantors has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation.
3.	Each of the Company and the Mexican Guarantors has all requisite power, authority and legal right to execute and deliver, and to perform all its obligations under, the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
www.alarconabogados.com

Maxcom Telecomunicaciones, S.A. de C.V.
4.	The Company has taken all necessary corporate action to authorize the execution and delivery of, and the performance of its obligations under, the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents.
5.	No other proceeding or actions under Mexican law are necessary for each of the Company and the Mexican Guarantors to perform its obligations under each of the Transaction Documents.
6.	When the Exchange Notes are exchanged for the Existing Notes as contemplated in the Registration Statement, assuming the Exchange Notes have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and the Supplemental Indenture, the Exchange Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
7.	Each of the Exchange Guarantees, assuming the Exchange Guarantees have been duly executed and delivered, when the Exchange Notes are executed, authenticated and delivered in accordance with the terms of the Indenture and the Supplemental Indenture and exchanged by the holders thereof for the applicable Existing Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture and the Supplemental Indenture, will constitute the legal, valid and binding obligations of each of the Mexican Guarantors and will be enforceable against each of the Mexican Guarantors in accordance with its terms.
          This opinion is subject to the following exceptions, qualifications, and limitations:
a)	We express no opinion concerning the effect upon the obligation of the Company of the laws or any jurisdiction other than Mexico.
b)	Our opinions are subject to (i) applicable bankruptcy, labor, fraudulent conveyance, insolvency, concurso mercantil procedures, liquidation, reorganization, moratorium and other laws of general application relating to or affecting the rights of creditors, and (ii) general principles of equity (regardless of whether such enforcement is sought in proceeding at law or in equity) and standards of materiality, good faith, fair dealing and reasonableness which may be applied by a court to the exercise of certain rights and remedies.
c)	The courts of Mexico will recognize and enforce a final judgment of a New York court in respect of any amount payable by any of the Company and the Mexican Guarantors under the Exchange Notes pursuant to Articles 569 and 571 of the Federal Code of Civil Procedure in Mexico, provided, that:

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
www.alarconabogados.com

Maxcom Telecomunicaciones, S.A. de C.V.
(i)	such judgment is obtained in compliance with legal requirements of the court rendering such judgment and in compliance with all legal requirements of the relevant instruments pursuant to Articles 569 and 571 of the Federal Code of Civil Procedures of Mexico and Article 1347-A of the Commerce Code, which provide, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts as the case may be;

(ii)	such judgment is strictly for the payment of a certain sum of money based on an in personam action (as opposed to an in rem action);

(iii)	service of process was made personally on the Company or the Mexican Guarantors or on the appropriate process agent;

(iv)	such judgment does not contravene Mexican law, public policy of Mexico or international treaties or agreements binding upon Mexico;

(v)	the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

(vi)	such judgment is final in the jurisdiction where obtained;

(vii)	the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties, pending before a Mexican court; and

(viii)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction.
d)	In any proceeding brought to the courts of Mexico for the enforcement of the Exchange Notes against the Company, a Mexican court would apply Mexican procedural law in such proceedings.
e)	It should be noted that service of process by mail does not constitute personal service under Mexican law and, since such service is considered to be a basic requirement under such law, if for purposes of proceedings outside Mexico, service of process is made by mail, we believe a final judgment based on such process, would not be enforceable by a court of Mexico.

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
www.alarconabogados.com

Maxcom Telecomunicaciones, S.A. de C.V.
f)	Under the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes, social security quotas, workers’ housing fund quotas and retirement fund quotas will have priority over the type of claims, including credit claims.
g)	In the event that any legal proceedings are brought in the courts of Mexico a Spanish translation of the documents required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.
h)	In the event that proceedings are brought in Mexico seeking specific performance of monetary obligations of the Company pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria), a party may discharge its monetary obligations, at the option of such party, by paying any sums due in a currency other than Mexican currency (for example, U.S. dollars) or in Mexican currency at the official rate of exchange prevailing in Mexico on the date when payment is made, as published by the Mexican Central Bank (Banco de México) in the Official Gazette of the Federation (Diario Oficial de la Federación).
i)	It should be noted that regardless of the wording of the Mexican Guarantors’ guarantees, since they represent accessory obligations to the obligations of the Company under the Exchange Notes, to the extent any obligation under the Exchange Notes should not be valid, the Mexican Guarantors’ guarantees with respect to such obligation would not be valid.
j)	Non possessory pledge agreements, mortgage agreements or other collateral assignment agreements, depending on the type of lien to create, will have to be recorded in the appropriate public registry in Mexico to create a first priority lien before third parties.
k)	There are substantial differences between the United States and Mexico with respect to the enforcement of civil remedies and criminal penalties. To the best of our knowledge, the enforceability in Mexico of such civil and criminal penalties as are afforded by U.S. federal securities laws is uncertain. It is also, to the best of our knowledge, uncertain whether extradition treaties now in effect between the United States and Mexico would subject the directors and officers of the Company to effective enforcement of the criminal penalties of such laws, since to the best of our knowledge, as of the date hereof, there is no precedent for such enforcement.
* * *

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
www.alarconabogados.com

Maxcom Telecomunicaciones, S.A. de C.V.
     We assume no obligation to supplement this opinion if any applicable law is changed after the date hereof or if we become aware after the date hereof of any facts that occur after the date hereof that might change the opinions expressed herein.
     We are qualified to practice law in Mexico and do not purport to be experts on or to express any opinion herein concerning any law other than the laws of Mexico.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.
     This opinion is furnished solely for the benefit of the Company and may not be relied upon by third parties (other than by Kirkland & Ellis LLP, the Company’s United States Counsel), except with our prior written consent.
     Sincerely yours,
     /s/ Solertia Asesores, S.C.
     SOLERTIA ASESORES, S.C.
     GA

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
www.alarconabogados.com